Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 1, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Assured Guaranty Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2010.  We hereby consent to the use in this Registration Statement on Form S-3 of Assured Guaranty Ltd. of our report dated March 18, 2009 relating to the financial statements and financial statement schedules of Financial Security Assurance Holdings Ltd., as incorporated by reference in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
July 13, 2011